EXHIBIT 7
Consolidated Report of Condition of
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
of 700 South Flower Street, Suite 200, Los Angeles, CA 90017
     At the close of business December 31, 2008, published in accordance with Federal regulatory authority instructions.

		Dollar Amounts
		in Thousands
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		2,739
Interest-bearing balances		0
Securities:
Held-to-maturity securities		26
Available-for-sale securities		430,112
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold		28,500
Securities purchased under agreements to resell		50,000
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance		0
Trading assets		0
Premises and fixed assets (including capitalized leases)		11,261
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		1
Not applicable
Intangible assets:
Goodwill		876,153
Other intangible assets		272,502
Other assets		181,657

Total assets		$1,852,951

		Dollar Amounts
		in Thousands
LIABILITIES

Deposits:
In domestic offices		1,765
Noninterest-bearing	1,765
Interest-bearing	0
Not applicable Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)		268,691
Not applicable
Not applicable
Subordinated notes and debentures		0
Other liabilities		166,958
Total liabilities		437,414
Minority interest in consolidated subsidiaries		0

EQUITY CAPITAL

Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (exclude all surplus related to preferred stock)		1,121,520
Retained earnings		290,517
Accumulated other comprehensive income		2,500
Other equity capital components		0
Total equity capital		1,415,537

Total liabilities, minority interest, and equity capital		1,852,951

     I, Karen Bayz, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz	)	Vice President
     We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Troy Kilpatrick, President	)
Frank P. Sulzberger, MD	)	Directors (Trustees)
William D. Lindelof, VP	)

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